Exhibit 10.16

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

MASTER SUPPLY AGREEMENT

BETWEEN

SUNPOWER CORPORATION

AND

ENPHASE ENERGY, INC.

Exhibit 10.16

Exhibit 10.16

Exhibit 10.16
EXHIBITS

Exhibit A    -    Products
Exhibit B    -    Pricing
Exhibit C    -    Product Roadmap Exhibit
Exhibit D    -    [*]
Exhibit E    -    Form of Purchase Order
Exhibit F    -    [Intentionally omitted]
Exhibit G    -    Limited Warranty & Warranty Services
Exhibit H    -    Quality Plan
Exhibit I    -    Product Data
Exhibit J    -    Product Qualification

Exhibit 10.16
MASTER SUPPLY AGREEMENT
This Master Supply Agreement (“MSA”) is entered into on the Closing Date (“Closing Date”) of the Asset Purchase Agreement (“APA”), as defined herein, (“Effective Date”), between SunPower Corporation, a Delaware corporation with offices at 77 Rio Robles, San Jose, California 95134 (“SunPower”), and Enphase Energy, Inc., a Delaware corporation with offices at 1420 N. McDowell Blvd., Petaluma, CA 94954 (“Enphase”). SunPower and Enphase, each together with all of its directly and indirectly owned or controlled Subsidiaries, may be referred to individually as a “Party” and collectively as the “Parties.”
The Parties wish to provide for the sale by Enphase to SunPower, and the purchase by SunPower from Enphase, of Products (as defined below), on the terms set forth below.
DEFINITIONS
Capitalized terms used in this MSA are defined above and as follows, and wherever from the context it appears appropriate, each term stated in either singular or plural includes the singular and plural:
“AC Cable” means an alternating current (AC) Cable that connects one MLPE to another
MLPE.
“AC Module” means a combination of a SunPower photovoltaic module with a MLPE and Cables to form a single unit.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the Excluded Total Group shall not be considered an “Affiliate” of SunPower.
“Annual PPM” has the meaning set forth in Section 6.2(a)(ii).
“Approval Requirements” has the meaning set forth in Section 1.2(b).
“APA” means the Asset Purchase Agreement between the Parties dated June 12, 2018.
“Base Price” has the meaning set forth in Exhibit B.
“Business Day” means any day other than a Saturday, a Sunday, or other day on which banking institutions in San Francisco, California are not required to be open.
“Cable” means either: (i) a direct current (DC) Cable that connects a photovoltaic module to a MLPE; or (ii) an AC Cable.
“Confidential Information” has the meaning defined in the Confidentiality Agreement.
“Confidentiality Agreement” has the meaning set forth in Section 7.1.
“Closing Date” has the meaning set forth in the APA.
“Defaulting Party” shall have the meaning set forth in Section 6.2.
“Defect” or “Defective” means the occurrence of defects in materials or workmanship covered by the Limited Warranty.
“Delivery” means the delivery of Products FOB (Incoterms 2010) Origin Port.
“Delivery Date” means the date that Products are to be delivered to the Origin Port.
“Delivery Lead Time” is measured with respect to a Purchase Order as the number ofcalendar days from Order Acknowledgement to the time of Delivery, and except as otherwise provided in this MSA, shall be 10 weeks with respect to all Products available as of the Effective Date.

Exhibit 10.16
“Effective Date” has the meaning set forth in the introductory paragraph of this MSA.
“Enphase Documentation” means System Owner documentation furnished or made available to SunPower by Enphase for distribution in connection with the Products at the time of installation of the Products, as such documentation may be updated or amended by Enphase from time to time.
[*]
“Event of Default” has the meaning set forth in Section 6.2.
“Excluded Total Group” means Total S.A. and each of its Subsidiaries other than SunPower or any Subsidiary of SunPower (including any successors or assigns of SunPower or any Subsidiaries of SunPower).
“Failure Analysis” means an investigation of Product (including components thereof) failures by means of diagnostic testing within a standardized test environment and performed by Enphase or its service providers in order to determine the cause of the Product or component's failure where applicable.
“Force Majeure Event” has the meaning set forth in Section 9.2.
“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or agency.
“Indemnified Party” means the Party entitled to indemnification under Article VIII of this MSA.
“Initial Term” has the meaning set forth in Section 6.1.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the above, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the above (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the above (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) Trade Secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) all other intellectual or industrial property and proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the above).
“Intellectual Property Rights” means all past and present rights in any Intellectual Property, whether registered or unregistered, which may exist under the Laws of any jurisdiction.
“Invoice” has the meaning set forth in Section 2.5.

Exhibit 10.16
“Law” means any U.S. federal, state or local or foreign law, statute, ordinance, regulation, rule, code, order, promulgation, constitution, treaty, common law, judgment, decree, order, other requirement or rule of law of any Governmental Entity.
“Legacy Products” means the Microinverters, Cables, or any other MLPEs sold or procured by SunPower and its Affiliates prior to the Effective Date for use with AC Modules.
“Limited Warranty” or “Limited Warranties” has the meaning set forth in Section 4.1. “Measurement Period” has the meaning set forth in Section 6.2(a)(ii).
“Microinverter” means a device used in connection with a photovoltaic module that converts direct current (DC) power generated by a single photovoltaic solar module to alternating current (AC).
“Milestone Date” has the meaning set forth in Section 1.3.
“Minimum Annual Commitment” has the meaning set forth in Section 2.3.
“Miscellaneous Accessories” means incidental items related to the Products that Enphase makes available to its customers from time to time.
“Module-Level Power Electronics” or “MLPE” means Microinverters, DC power optimizers and any similar devices designed for installation on, adjacent to or integrated with each module in a photovoltaic system for the purpose of facilitating the conversion from DC to AC power.
“Monthly Rolling Forecast” has the meaning set forth in Section 2.1(a).
“Next Gen Product Approval Requirements” has the meaning set forth in Section 2.7.
“Next Gen Product” has the meaning set forth in Section 2.7.
“Nonconformity” or “Nonconforming” means the occurrence of a Defect or the failure of the Product to comply with and perform in accordance with its Product Specifications or the requirements of this MSA.
“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (b) Contract with any Governmental Entity entered into in connection with any Proceeding.
“Order Acknowledgement” has the meaning set forth in Section 2.2(c).
“Origin Port” means the port closest to Enphase’s manufacturing site for the Products or such other port as agreed.
“Party” or “Parties” have the meaning set forth in the first paragraph of this MSA.
“Person” means any individual or entity.
“Price” means the pricing as set forth in Section 2.4 and Exhibit B.
“Proceeding” means any action, suit, litigation, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.
“Product” or “Products” means the following products sold or otherwise distributed by Enphase: (a) MLPE (b) AC Cables for such MLPEs, (c) embedded or attached Software, and (d) semiconductor chips. The list of Products that are MLPEs, AC Cables, or semiconductor chips is set forth on Exhibit A, which exhibit may be amended from time to time by written agreement of the Parties.
“Product Data” has the meaning set forth in Section 5.5.
“Product Roadmap” has the meaning set forth in Section 1.3.

Exhibit 10.16
“Product Specifications” means with respect to each Product supplied by Enphase:
(a)Enphase’s specifications for the Product, as set forth in the Product documentation; and
(b)any mutually agreed requirements for such Product set forth on Exhibit C.
“Purchase Order” has the meaning set forth in Section 2.2(a).
“Purchase Price” has the meaning set forth in the APA.
“Quality Plan” has the meaning set forth in Section 5.2.
“RCCA” means root cause analysis and corrective action, and consists of Failure Analysis and a commercially reasonable investigation by Enphase to diagnose Defects to the lowest component level and determine corrective and preventive actions.
“Renewal Term” has the meaning set forth in Section 6.1.
“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and other representatives of a Party.
“RMA” has the meaning set forth in Section 5.1.
“RMA Threshold” has the meaning set forth in Section 6.2(a)(ii).
“Rolling Forecast” has the meaning set forth in Section 2.1.
“Software” means, with respect to the Products, any computer program, operating system, database, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the above and any derivations, updates, enhancements and customization of any of the above, processes, know-how, operating procedures, methods and all other technology embodied with the above, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation, including comments and annotations, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which a Person (or another subsidiary of such Person) holdsstock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.
“System Owner” means any Person that acquires a SunPower photovoltaic system owned by such Person and not for further resale, redistribution, or transfer.
“Tax” or “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.
“Term” means the Initial Term together with all Renewal Terms.
“Third Party” means any party other than the Parties and their Affiliates.
“Total Purchase Commitment” has the meaning set forth in Section 2.3.

Exhibit 10.16
“Transaction Execution Incentive” has the meaning set forth in Section 2.3(c).
“Truckroll Event” has the meaning set forth in Section 4.1(c).
“Vendor Management Inventory” means stock owned by a vendor but held on-hand at an Enphase or subcontractor’s facility or a nearby location.
“Weekly Rolling Forecast” has the meaning set forth in Section 2.1(a).

ARTICLE I
EXCLUSIVITY
1.1Exclusivity. Except as otherwise permitted under Sections 1.2, 1.3, 2.1(c), and 3.2, during the Term, SunPower agrees (i) to exclusively procure MLPE and AC Cables from Enphase to meet all of SunPower’s and its Affiliates’ needs for MLPE and AC Cables for the manufacture and distribution of AC Modules and discrete MLPE system solutions for use in the grid-tied U.S. residential market, including SunPower’s current Equinox solution and any AC module-based successor products, and (ii) not to pair Third Party MLPE or AC Cables with any SunPower module for use in the grid-tied U.S. residential market if an Enphase MLPE is qualified and certified for such module. It shall not be a breach of this Section 1.1 if Third Parties independently procure SunPower photovoltaic modules and combine them with Third- Party MLPE, provided that SunPower, its Affiliates, and its and their Representatives do not facilitate (excluding responses to unsolicited requests for technical support), promote or encourage such activity by Third Parties and that such Third-Party MLPE and their associated documentation do not include SunPower branding, unless the SunPower branding is on or related to a Legacy Product procured in accordance with Section 1.2.
1.2Transition to Purchase of Products; Legacy Products.
(a)SunPower shall use its best efforts to transition to purchasing only Products as soon as possible. For purposes of the foregoing, SunPower’s best efforts includes, without limitation, the following: (i) integrating PVS6 (and future Gateway products) and achieving [*] in an expeditious manner; (ii) qualifying [*] in an expeditious manner; (iii) attending periodic meetings with Enphase to accelerate qualification and integration; and (iv) subject to Section 1.2(b) and 1.2(e) below, limiting its inventories of and continued procurement of Legacy Products to those types and amounts required for purposes of warranty return or replacement obligations for Legacy Products installed as of the Effective Date, and using Legacy Products only for such purposes and not for commercial sale.
(b)SunPower may continue to procure Legacy Products for a particular AC Module until a MLPE Product compatible with such AC Module satisfies the following requirements (the “Approval Requirements”): (i) meets the qualification requirements under Exhibit J, and (ii) obtains all necessary governmental certifications for commercial use.
(c)Once the Approval Requirements are met for a particular MLPE Product, SunPower shall initiate final purchases at SunPower’s current contract manufacturer for MLPE and AC Cables for the Legacy Product(s) that corresponds to the approved Product.
(d)Legacy Products are not “Products” under this MSA, and Enphase has no obligations with respect to Legacy Products; provided, however, Enphase may, in its sole discretion, separately agree in writing to take on some Legacy Products obligations.
(e)Notwithstanding any provision of this MSA, SunPower may, until such time as a Product satisfies the Approval Requirements, continue to procure Legacy Products solely for the purposes of fulfilling warranty return or replacement obligations with respect to such Legacy Products.
1.3Product Roadmap. SunPower has provided to Enphase its [*] roadmap for residential module compatibility (the “Product Roadmap”), which is attached as Exhibit C. If Enphase fails to qualify and certify a Product listed in the Product Roadmap in accordance with the qualification and

Exhibit 10.16
certification requirements set forth therein, by the dates set forth therein (“Milestone Dates”), unless such failure is due to SunPower or Force Majeure, then SunPower
(i) may procure from Third Parties a MLPE having materially similar specifications to those for the Product not qualified and certified, solely for use with the applicable new module set forth in Exhibit C, until forty-five (45) days after the date that Enphase qualifies and certifies the applicable MLPE, provided that such materially similar, and previously qualified and certified, MLPE is not available from Enphase, and (ii) shall continue to purchase Enphase’s older Products that have been certified and qualified, and at the Prices set forth in Section 2.4. Purchases from Third Parties pursuant to this Section 1.3 will count towards the Total Purchase Commitment and Minimum Annual Commitments discussed in Section 2.3, but only up to the amount set forth in the Rolling Forecast for such Product plus [*]. To the extent any delays in fulfillment of the Product Roadmap are due to the acts or omissions of SunPower or Force Majeure events, the Milestone Dates shall be extended automatically by the number of days corresponding to such delay.
1.4Right to Manufacture, Sell, or Purchase. This MSA does not preclude or otherwise restrict Enphase from manufacturing or selling, or entering into any agreement with any Person related to the manufacture or sale of any goods or products, including products similar to or competitive with any Products. This MSA does not preclude or otherwise restrict SunPower from manufacturing, selling, purchasing, or entering into any agreement with any Person for the manufacturing, selling, or purchasing of any goods or products other than as provided in Sections 1.1, 1.2, or 1.3.
1.5Certain Remedies. In the event that SunPower breaches Section 1.1 or Section
10.5 of the APA, Enphase shall be entitled to seek injunctive relief without the necessity of proving actual damages or posting any bond or other security, and without limiting any other rights or remedies that may be available to Enphase. SunPower further acknowledges that in the event of any breach of these provisions which is intentional or is not cured within [*] of notice to SunPower, as liquidated damages that would fairly compensate Enphase for such breach (and not as a punishment or penalty for such breach), SunPower shall pay Enphase [*]. For example, if SunPower purchased [*] units from a Third Party in breach of Section 1.1 in 2020, SunPower would owe Enphase [*]. The Parties agree that the payments and remedies set forth in this Section 1.5 are a reasonable estimate of the presumed actual damages that such a breach would cause.
1.6Sales of SunPower Products to Third Parties. Enphase shall not, without SunPower’s consent, sell to Third Parties: (i) Products that are branded with SunPower branding and/or (ii) that portion of Enphase’s firmware specifically designed for SunPower.

1.7First Allocation of Supply. In consideration for SunPower’s undertakings in Section 1.1, Enphase shall prioritize and supply Products to SunPower in accordance with this MSA before Enphase supplies any Products to any Third Parties. For the avoidance of doubt, if at any time Enphase cannot concurrently satisfy all then-effective purchase orders from SunPower and Third Parties, [*]. In the event that Enphase breaches this Section 1.7, SunPower shall be entitled to seek injunctive relief without the necessity of proving actual damages or posting any bond or other security, and without limiting any other rights or remedies that may be available to SunPower.

ARTICLE II
FORECASTS, PURCHASE, PRICING AND PAYMENT
2.1Forecasts.
(a)SunPower’s nonbinding, good-faith annual forecast of its anticipated requirements of Products through December 31, 2023 is attached as Exhibit D. On or before Wednesday of each calendar week during the Term, SunPower shall deliver to Enphase a rolling forecast of its anticipated requirements of Products for the 12-month period beginning on the first day of the next

Exhibit 10.16
calendar week (“Rolling Forecast”). The Rolling Forecast will include two components: (1) a weekly rolling forecast (“Weekly Rolling Forecast”) of SunPower’s anticipated requirements for purchasing Products for the 6-month period beginning on the first day of the next calendar week; and (2) a monthly rolling forecast (“Monthly Rolling Forecast”) of SunPower’s anticipated requirements for purchasing Products for the subsequent 6-month period. For example, for a period beginning January 1 of a given year, the Rolling Forecast will include a forecast of SunPower’s anticipated requirements of Products on a weekly basis for January 1 through June 30 of that year and a forecast of SunPower’s anticipated requirements of Products on a monthly basis from July 1 through December 31 of that same year. The Rolling Forecast is for planning purposes and is non-binding.
(b)SunPower may order more than the quantities set forth in the Rolling Forecast, however, with respect to any quantities in excess of [*] in any Weekly Rolling Forecast, Enphase makes no commitment that it will be able to meet the Delivery Lead Times for those excess quantities and any delays shall not be included as a deficiency in calculating on-time-deliveries.
(c)If Enphase is unable to fulfill Purchase Orders in accordance with the applicable Delivery Lead Time(s) and at the applicable amounts set forth in the Weekly Rolling Forecast plus [*], SunPower may purchase from Third Parties alternative products as substitutes for those not supplied by Enphase, up to the quantities ordered under such Purchase Orders and not fulfilled by Enphase, without being in violation of any terms of this MSA. Purchases from a Third Party under this Section 2.1(c) will count towards the Total Purchase Commitment and Minimum Annual Commitments discussed in Section 2.3, capped at [*]. For example, if the Weekly Rolling Forecast was for [*] units and SunPower issued a Purchase Order requesting [*] units, but Enphase could only supply [*] units towards fulfillment of that Purchase Order (thereby requiring SunPower to seek alternative supply to fulfill the [*] unit shortfall), SunPower would purchase the [*] units from Enphase and be entitled to purchase the [*] shortfall from an alternative supplier, and if SunPower purchased all of the foregoing amounts, SunPower would be credited with a total of [*] Products towards the Total Purchase Commitment and Minimum Annual Commitments. If Enphase was able to provide [*] Products towards fulfillment of that Purchase Order, [*] Products would be counted towards the Total Purchase Commitment and Minimum Annual Commitments (regardless of any quantities purchased from Third Parties).
(d)With respect to any Purchase Orders which result in purchases in excess of [*] but less than [*] of the Weekly Rolling Forecast, the Delivery Lead Time for the excess amount requested will be automatically increased to [*] weeks. With respect to any Purchase Orders which result in purchases in excess of [*] of the Weekly Rolling Forecast, Enphase will use commercially reasonable efforts to promptly fulfill such Purchase Orders, but makes no commitment to fulfill such Purchase Orders within a specified timeframe. Enphase agrees to promptly update SunPower regarding improvements or delays to the Delivery Lead Time.
2.2Purchase Orders.
(a)SunPower shall order Products by delivering to Enphase a written purchase order substantially in the form of Exhibit E (each, a “Purchase Order”) setting forth:
(i) the Price for each Product ordered consistent with the Prices set forth in Exhibit B; (ii) the quantity and SKU of Products ordered; and (iii) the requested Delivery Date, which shall not be less than the applicable Delivery Lead Time. Purchase Orders shall be submitted via the process reasonably requested by Enphase and mutually agreed by the Parties.
(b)If SunPower submits a Purchase Order requesting a Delivery Date at a time less than the applicable Delivery Lead Times, Enphase shall use commercially reasonable efforts to fulfill the Purchase Order by the requested Delivery Date, however, Enphase makes no commitment that it can meet such time frame and shall have no liability for failure to deliver in such expedited timeframe, and for purposes of measuring any delays or default with respect to such Purchase Order, the Delivery Date shall mean the later of the requested Delivery Date and the earliest Delivery Date consistent with the Delivery Lead Time.
(c)A Purchase Order requires Enphase’s signed acknowledgement (“Order Acknowledgment”) and acceptance within four (4) Business Days of the date that it was sent to Enphase. If Enphase fails to execute and return a Purchase Order without providing SunPower with notice of a

Exhibit 10.16
defect or its rejection within that four (4) Business Day period, the Purchase Order will be automatically accepted (provided such Purchase Order and the submission thereof complies with Section 2.2(a)), and Enphase agrees that SunPower may rely on that automatic acceptance for all purposes. If Enphase notifies SunPower of a defect in the Purchase Order during the four (4) Business Day period, the four (4) Business Day period no longer applies and SunPower must resubmit a correct Purchase Order at which time the four (4) Business Day period will start over. An accepted Purchase Order is a binding commitment to purchase and sell Products under the terms of that Purchase Order and this MSA, provided, however, that no additional or conflicting terms set forth in a Purchase Order shall be of any force or effect. Upon issuance of the Order Acknowledgment, the Purchase Order shall be non-cancelable. Once per Purchase Order, SunPower may reschedule Delivery under such Purchase Order at no charge, provided that the rescheduled Delivery Date is within the same calendar quarter as the original Delivery Date and consistent with the Delivery Lead Time. The Parties agree that Purchase Orders will be governed by the terms and conditions of this MSA. Any additional or different terms proposed by either Party in a Purchase Order or Order Acknowledgement are rejected and shall have no effect unless such terms are otherwise agreed by the Parties in a signed writing that specifically identifies the provision of this MSA being modified, superseded, or otherwise altered for any such Purchase Order.

2.3Purchase & Sale Commitments.
(a)On the terms and conditions set forth in this MSA, SunPower agrees to purchase and Enphase agrees to sell to SunPower, a cumulative total of at least [*] MLPE Products during the Term (the “Total Purchase Commitment”) and the following annual minimum quantities of MLPE Products (each, a “Minimum Annual Commitment”): (i) [*] MLPE Products with Delivery Dates in calendar year [*]; (ii) [*] MLPE Products with Delivery Dates in calendar year [*], and (iii) [*] MLPE Products with Delivery Dates in calendar year [*]. All MLPE Products purchased in calendar year [*] will be applied toward the Minimum Annual Commitment for calendar year [*]. All purchases included in the Minimum Annual Commitments shall count toward the Total Purchase Commitment. All purchases under this MSA are non-cancellable, and may only be returned due to a Defect or Nonconformity as provided herein. Purchases returned for repair or replacement due to Defects or Nonconformities shall still count toward the Total Purchase Commitment and the Minimum Annual Commitments. Minimum Annual Commitment shortfalls in any calendar year may not be carried over and satisfied in a subsequent calendar year.
(b)If SunPower does not satisfy the Minimum Annual Commitment in a given year, then SunPower shall pay Enphase an amount equal to [*]. For example, if in [*], SunPower purchased [*] of the [*] MLPE Products of the [*] Minimum Annual Commitment, then SunPower would owe Enphase [*]. While this Section 2.3 discusses the Total Purchase Commitment and Annual Minimum Commitments in terms of MLPEs, Enphase agrees that each purchased MLPE Product hereunder will be provided with the associated Software and AC Cable included in the definition of “Product”.
(c)SunPower shall purchase [*] MLPE Products in [*] (the “Transaction Execution Incentive”) if [*]: (a) meets the qualification requirements under Exhibit J, and (b) the Products have obtained all necessary governmental certifications for commercial use.
2.4Pricing. Enphase shall sell and SunPower shall purchase the Products at the Prices listed in Exhibit B. All Prices are exclusive of all Taxes and all costs of shipping and delivery. SunPower shall be solely responsible for and shall pay directly or reimburse Enphase for all Taxes (except Taxes on Enphase’s income which shall be Enphase’s responsibility) incurred in connection with the manufacture, sale, purchase, shipment, use or Price of the Products (including any interest and penalties) under this MSA. For clarity, shipping costs will be handled in accordance with FOB (Incoterms 2010).
2.5Invoices. Enphase shall invoice SunPower for Products (“Invoice”) on or after the Delivery Date of such Products to the Origin Port. Each Invoice shall reference the applicable Purchase Order number.
2.6Payment. SunPower shall pay each Invoice by wire transfer under the wire instructions below:

Exhibit 10.16
[*]:

[*]
Terms of payment are [*] days from date of Invoice, provided, however, that payment will not be owed until the 5th or the 15th day of a calendar month, whichever of those days is the first to occur on or after the end of such [*] period. [*]. SunPower shall reimburse Enphase for all costs reasonably incurred by Enphase in collecting late payments, including attorneys’ fees and court costs. Notwithstanding the foregoing, and without limiting any other rights or remedies that Enphase may or could have under this MSA, applicable Law, or otherwise, if (i) SunPower fails to pay any amounts in excess of [*] when due in accordance with this Section 2.6 and fails to cure such default within [*] after receipt of written notice thereof from Enphase, (ii) SunPower has ceased or threatened to cease paying its debts as they come due in the ordinary course of business or has ceased or threatened to cease conducting all or any material part of its business, or (iii) any Proceeding is brought by or against SunPower that is reasonably likely to impair SunPower’s ability to perform its obligations to Enphase under this MSA, then Enphase may (a) suspend delivery of any Products, or (b) reject any Purchase Orders and/or cancel any outstanding Purchase Orders, or (c) require SunPower to pay for Products on a cash-in-advance or cash-on-delivery basis. Until full payment has been received by Enphase from SunPower, without prejudice to any other right or remedy available to Enphase, Enphase shall be entitled to a first-priority purchase money security interest on all Products sold to SunPower, wherever located, as well as all proceeds (including insurance proceeds) of the above, exercisable in respect of all sums lawfully due from SunPower to Enphase. SunPower agrees to execute any document appropriate or necessary to perfect the security interest of Enphase, or in the alternative, Enphase may file any Invoice as a financing statement or chattel mortgage. Enphase reserves all rights granted to a secured creditor under the California Commercial Code or other Law, including the right to repossess the Products upon default by SunPower. SunPower agrees to assist, at Enphase’s expense, in Enphase’s repossession of the Products upon such default. Immediately upon satisfaction of any payment shortfalls and SunPower’s demonstration that SunPower is able to pay in a timely manner, the Parties shall revert to the ordinary procurement and payment process under this MSA. All amounts required to be paid under this MSA shall be paid in full without assertion for any reason of any right of set-off, counterclaim, withholding, recoupment, or deduction, and SunPower waives all such rights; provided, however, that SunPower reserves the right of set-off solely with respect to any overdue amounts owed by Enphase pursuant to Article IV.
2.7New Products: Qualification, Rollout and Discontinuance. From time to time during the Term, Enphase may release new Products (each a “Next Gen Product”). SunPower will use commercially reasonable efforts to qualify, in accordance with Exhibit J, each Next Gen Product that is form, fit and function compatible with an existing Product within [*] of receipt of a sample. If a Next Gen Product is not form, fit and function compatible with an existing Product, Enphase shall provide SunPower with [*] to first complete due diligence on the applicable Product design to confirm its compatibility with the SunPower photovoltaic modules. Prior to purchase by SunPower each Next Gen Product must satisfy the following (the “Next Gen Product Approval Requirements”): (a) meet the qualification requirements under Exhibit J, and (b) have obtained all necessary governmental certifications for commercial use. Until the Next Gen Product Approval Requirements are met (i) SunPower will not be obligated to purchase such Next Gen Product, and (ii) Enphase shall continue to supply the Product being superseded or discontinued by such Next Gen Product. Once the Next Gen Product Approval Requirements are met, at Enphase’s request, SunPower shall promptly transition to purchasing and deploying such Next Gen Product in lieu of the superseded version for all of its subsequent Product purchases, at which time the Next Gen Product will be subject to all criteria applicable to Products in this MSA, including Pricing as set forth in Section 2.4 and Exhibit B. Enphase shall not discontinue a Product unless and until Enphase releases a Next Gen Product that meets the Next Gen Product Approval Requirements.
2.8Miscellaneous Accessories. In addition to the Products, SunPower shall have the right to purchase Miscellaneous Accessories in accordance with Exhibit B.
2.9Software Updates. Subject to all applicable Laws, and with reasonable advance notice to, and consent from, SunPower, such consent not to be unreasonably withheld, delayed, or conditioned, Enphase may update the Software associated with Products from time to time throughout the Term, including in connection with maintenance or patches. SunPower will approve all Software

Exhibit 10.16
updates requested by Enphase to address quality or security issues as soon as practicable and within one (1) week. Upon approval by SunPower, SunPower will ensure that all updates of the Software are transmitted to all applicable Products, subject to all applicable Laws. SunPower agrees to require all System Owners to consent to the receipt of Software updates, subject to all applicable Laws. All Software included with the Products is licensed and not sold. This Section 2.9 is applicable only to those Products sold by Enphase to SunPower after the Effective Date of the MSA and only to those System Owners who have purchased an item incorporating a Product sold by Enphase pursuant to this MSA.
2.10Integration, Certification, Testing and Customer Sales. SunPower shall be responsible for module integration, AC module regulatory certification, and AC module testing, as well as for the sale of Products to System Owners. Nothing in this Section 2.10 alters Enphase’s obligations with respect to its responsibilities under this MSA.
2.11Managed Inventory Program. Enphase shall utilize its best commercial efforts to continually (a) reduce cycle time, (b) reduce MLPE Product costs, (c) increase delivery accuracy, and (d) improve Enphase’s ability to meet SunPower’s demand for MLPE Products. If mutually agreed by the Parties, Enphase shall implement a Vendor Management Inventory or a direct ship process, as mutually agreed to by the Parties.
2.12Branding. All SunPower AC module residential solar systems and Products purchased under this MSA shall exclusively be branded as SunPower products in all customer- facing materials; provided, however, that the Parties may mutually agree to change the branding approach during the Term. During the Term, SunPower will not brand with the name, logo, or other branding of SunPower, or authorize such branding of, any Third-Party MLPEs for use in the grid-tied U.S. residential market or associated documentation.

ARTICLE III
SHIPMENT AND DELIVERY
3.1Shipping & Delivery. Products shall be delivered FOB (Incoterms 2010) Origin Port. Enphase may make partial shipments of the Products, and each shipment will constitute a separate sale. SunPower shall pay for Products shipped, in accordance with the payment terms specified in Section 2.6, regardless of whether such shipment is in whole or partial fulfillment of a Purchase Order. SunPower also will pay shipping charges in accordance with FOB.
3.2Delivery Delays. Enphase will use commercially reasonable efforts to deliver all Products to the Origin Port on or before the Delivery Date, subject to applicable Delivery Lead Times. If Enphase fails in any [*] consecutive calendar months to deliver at least [*] of Products ordered via accepted Purchase Orders to the Origin Port within [*] after the Delivery Date that accords with applicable Delivery Lead Times (excluding any delays due to acts or omissions of SunPower or its Representatives or to Force Majeure) (a “Delayed Delivery Period”), then, provided SunPower notifies Enphase in writing of its election to temporarily procure products from a Third Party supplier, beginning one month after SunPower delivers such notice to Enphase, and provided that Enphase has not resumed [*] on-time Delivery as described above, SunPower may procure MLPEs and Cables from a Third Party until Enphase is able to resume such [*] on-time delivery in accordance with the Delivery Lead Times. Purchases from a Third Party under this Section 3.2 will count toward the Total Purchase Commitment or Minimum Annual Commitments up to [*] of the Weekly Rolling Forecast amount. Notwithstanding the foregoing, (i) Enphase will use commercially reasonable efforts to deliver, in [*], at least [*], and in [*], at least [*], of Products ordered via accepted Purchase Orders to the Origin Port within [*] after the Delivery Date subject to applicable Delivery Lead Times (excluding any delays due to acts or omissions of SunPower or its Representatives or to Force Majeure), and (ii) the Parties will work together in good faith to develop and implement a plan and associated business processes to improve on-time Delivery metrics.

3.3Extraordinary Transportation for Late Deliveries. If Enphase will not be able to deliver Product on the applicable Delivery Date through no fault of SunPower or its Representatives and not due to a Force Majeure Event, it must use commercially reasonable extraordinary transportation

Exhibit 10.16
(including air) to achieve delivery at the earliest possible date after the Delivery Date. Enphase will bear all extraordinary transportation costs incurred by Enphase under this Section 3.3.
3.4Title. Enphase warrants that legal title to the Products shall be free and clear of all liens, claims, security interests or other encumbrances upon Delivery to the Origin Port, and shall indemnify SunPower against any Third Party claims for breach of the above warranty. All Products must be packaged, marked, and otherwise prepared in accordance with applicable Law and reasonable commercial practices to reduce the risk of damage or loss. Title to Products shipped under any Purchase Order shall pass to SunPower upon delivery to the Origin Port.

ARTICLE IV
PRODUCT WARRANTY
4.1Limited Warranty. The Products shall conform to Enphase’s standard limited warranties as set forth on its website (www.enphase.com/en-us/warranties) as well as the minimum criteria set forth in this Section 4.1 (“Limited Warranty”). The Limited Warranty is set forth in Exhibit G, and applies to all Products subject to this MSA, regardless of whether the specific Product name is listed in Exhibit A. During the Term, Enphase will not reduce the coverage provided by the Limited Warranty. Without limiting SunPower’s rights to terminate this MSA or any Party’s obligations set forth in Article VIII: (i) the Limited Warranty contains SunPower’s, System Owners’, and other Third-Party users’ exclusive remedy for Defective Products, and sets forth Enphase’s entire liability for any breach of the Limited Warranty, and
(ii) except as expressly provided in this Section 4.1, Enphase’s liability with respect to the Products shall be limited to the Price paid for the Products. The Limited Warranty may be changed from time to time by Enphase, but the Limited Warranty shall, at a minimum, include the following minimum criteria:
(a)The term of the Limited Warranty shall be twenty-five (25) years for Products that are MLPE or AC Cables;
(b)Parts coverage shall be one-hundred percent (100%) for twenty-five (25) years for Products that are MLPE or AC Cables. Enphase will provide a new or equivalent unit;
(c)Site labor coverage for [*] after installation of the Products, provided that Enphase will only be responsible for paying truckroll fees for failures at sites where the number of Defective Products with an approved RMA at the site is greater than [*] of the units installed at the site (each such multi-failure instance with an approved RMA, a “Truckroll Event”), and only for one truckroll per Truckroll Event. For example, if [*]units are installed at the site, the required number of Defective Products would be [*] unit, if [*] units are installed at the site the required number of Defective Products would be [*] units, if [*] units are installed at the site, the required number of Defective Products would be [*] units, if [*] units are installed at the site the required number of Defective Products would be [*] units, and so on. The fees paid by Enphase will be [*] per truckroll and [*] per Microinverter replaced unless otherwise mutually agreed in writing; and
(d)[*] shipment coverage for a replacement Product.
4.2Assignment of Warranties. SunPower shall have the right to assign, without consent, all Limited Warranties to System Owners. Enphase shall have no obligations to System Owners other than as set forth in the Limited Warranties.
4.3Manufacturer’s Warranties. For semiconductor chip Products purchased by SunPower during the Term, Enphase shall pass through to SunPower all manufacturer warranties of Third Parties for semiconductor chip Products to the extent Enphase has the right to do so. Notwithstanding Section 4.1, such Third Party warranties are the sole warranties for any semiconductor chip Products.
4.4No Other Product Warranties; Non-Reliance. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS MSA AND THE LIMITED WARRANTY, NEITHER PARTY HAS MADE OR MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES,

Exhibit 10.16
EXPRESS OR IMPLIED, REGARDING THE PRODUCTS, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, OR PERFORMANCE OF PRODUCTS TO STANDARDS SPECIFIC TO THE COUNTRY OF IMPORT, WHETHER ARISING FROM LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, AND ALL OF WHICH ARE EXPRESSLY DISCLAIMED. SUNPOWER AGREES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY REGARDING THE PRODUCTS OTHER THAN THAT SPECIFICALLY PROVIDED IN THIS SECTION 4.4. THIS SECTION 4.4 DOES NOT LIMIT OR ALTER ANY WARRANTIES EXPRESSLY SET FORTH IN THE APA.
4.5[*].
ARTICLE V
QUALITY ASSURANCE AND CONTROL; CUSTOMER SUPPORT
5.1Customer Support. SunPower will be responsible for providing first-level technical support to installers, System Owners and other Third-Party users for all AC Modules that utilize or incorporate Products. In the event of a return merchandise authorization (“RMA”) for a Defective Product, the returned units will be provided to Enphase for Failure Analysis and remedy in accordance with the Limited Warranty. SunPower shall be provided access to the Product performance data for Defective Products set forth on Exhibit I. The Parties agree to allocate the responsibility for performing and the costs of providing Limited Warranty services as set forth in Article IV and Exhibit G.
5.2Quality Assurance and Quality Control. The quality assurance and control plan attached to this MSA as Exhibit H, as may be updated or amended by written agreement of the Parties (the “Quality Plan”), shall apply to the manufacture and provision of Products under this MSA. At a minimum, the Quality Plan shall conform with the requirements of ISO 9000 International Organization for Standardization Quality Standards. Enphase will be responsible for implementing the Quality Plan and will use commercially reasonable efforts to ensure that all Products sold to SunPower under this MSA are manufactured and provided in accordance with the Quality Plan. Enphase shall be responsible for ensuring all of its manufacturing, testing, and other activities conform to the Quality Plan.
5.3        Quality Audits and Inspections.
(a)On-Site Audits and Inspections. Enphase shall use reasonable efforts to request that its contract manufacturers make their premises where the Products are manufactured available to SunPower Representatives at mutually agreeable times during normal business hours for the purpose of inspecting raw materials, work in progress, tooling, equipment and production facilities for conformance with the requirements of this MSA, provided that SunPower must give at least five (5) Business Days’ prior written notice of any such inspection and conduct such inspection in a manner that does not disrupt or delay the business activities of Enphase or its contract manufacturers, and conduct such inspections no more than once per six (6) months unless otherwise agreed. The limitation on the number of inspections per year will not apply in a particular calendar quarter in the event that there are material Nonconformities with Products delivered in the preceding calendar quarter. As part of such audit, SunPower may inspect the Products prior to shipment to determine compliance with the Product Specifications and the Quality Plan in Exhibit H. Enphase will use commercially reasonable efforts to promptly remedy any Nonconformities found with the Products during any such audit. The Parties will be responsible for each of their respective costs associated with conducting audits and inspections in accordance with this Section 5.3(a), such as airfare, meals, and lodging.
(b)Inspection After Delivery.
(i)All Products are subject to inspection and testing by SunPower at the Origin Port and/or after their receipt at SunPower’s manufacturing facilities for compliance with this MSA. SunPower’s inspection may include the confirmation of identity, quantity, and any other Nonconformities. SunPower shall notify Enphase of any Nonconformities within [*] after delivery to SunPower’s manufacturing facilities setting forth with particularity the nature of such Nonconformity and the Product(s) affected.

Exhibit 10.16
(ii)If SunPower identifies and notifies Enphase of a Nonconformity in accordance with clause (i), Enphase will (a) promptly inspect and test all Products reasonably identified as Nonconforming by SunPower after reasonable testing by SunPower to confirm such Nonconformity, and (b) segregate conforming Products from Nonconforming Products. At Enphase’s request, SunPower will ship the Nonconforming Product to Enphase for such inspection, testing, and segregation, along with relevant information from the shipping notice. If a Product is determined to be Nonconforming, Enphase will be responsible for SunPower’s reasonable inspection, testing, and shipping costs incurred in accordance with this Section 5.3(b), and will promptly repair or replace the Nonconforming Product. If a Product is determined not to have a Nonconformity, then SunPower will be responsible for Enphase’s reasonable inspection, testing, and shipping costs incurred in accordance with this Section 5.3(b). Any disputes under this Section 5.3 with respect to whether a Product is Nonconforming will be resolved by a mutually agreeable independent testing lab.
5.4        Recordkeeping Audits. Each Party will maintain reasonable books and records relating to the payments hereunder and its compliance with the requirements of this MSA. During the Term, the other Party, directly or through its Representatives, shall have the right, no more than once per year, to audit such books and records and related materials to determine compliance with the requirements of this MSA. The audited Party shall make such books and records and related materials readily available for such audit. If any financial audit reveals an overpayment or underpayment, the overpaid or underpaying Party, as applicable shall promptly refund or pay the differential, and in the event that any such differential is greater than [*] percent of the total cost of the overall transaction subject to audit, then the Party responsible for the differential shall promptly reimburse the other Party for the reasonable out-of-pocket costs and expenses incurred in the conduct of the audit. The results of any such audit shall be Confidential Information of the audited Party.
5.5        Information Rights. During the Term (and with respect to an installed Product, any remaining Limited Warranty period thereafter), Enphase shall provide SunPower with the information set forth on Exhibit I with respect to the performance of SunPower equipment using Products (“Product Data”). SunPower shall have the perpetual right to use and analyze the Product Data provided for its internal purposes, subject in all cases to Laws and the requirements or restrictions in any applicable customer agreements. All such Product Data constitutes Confidential Information of the Parties. The Parties shall have no right to share Product Data with any Third Party or outside of written mutual agreement of the Parties, provided, however that the foregoing will not limit Enphase’s rights to share any data regarding its products or the performance thereof provided that such information is not identified to SunPower or its equipment. Enphase will comply with SunPower’s Personal Data Protection Addendum and any amendments thereto, each upon Enphase’s written acceptance thereof, such acceptance not to be unreasonably withheld, conditioned or delayed. SunPower’s rights to use Product Data as set forth in this Section 5.5 shall survive any termination or expiration of this MSA.
ARTICLE VI
TERM, EVENTS OF DEFAULT, REMEDIES, AND TERMINATION
6.1Term. This MSA shall remain in effect from the Effective Date through December 31, 2023 (“Initial Term”). The Initial Term shall automatically be extended for successive two-year periods (each a “Renewal Term”) unless either Party gives written notice to the other Party of its intent not to renew the MSA no later than six months prior to the expiration of the then-current Initial Term or Renewal Term. In the event of termination of this MSA by either Party, or upon either Party’s decision to not renew any Term hereunder, SunPower may, up to six (6) months prior to the effective date of such termination or non-renewal, begin transition planning activities with an alternative MLPE supplier without being in violation of Section 1.1 of this MSA or Section 10.5 of the APA, provided that such activities do not involve the commercial use or sale of Third-Party products.
6.2Termination and Events of Default. The occurrence of any of the following will constitute an “Event of Default” by Enphase or SunPower, as applicable, who will then be the “Defaulting Party”. The non-Defaulting Party may, at its sole discretion, terminate the MSA by written notice to the Defaulting Party, provided that the non-Defaulting Party first provides the Defaulting Party prior written notice detailing such Event of Default, and the Defaulting Party fails to cure such

Exhibit 10.16
Event of Default within [*] after receipt of such written notice or such shorter cure period as set forth below. Any such termination must occur within [*] after the expiration of the applicable cure period unless otherwise agreed to in writing by the Parties.
(a)Enphase’s Default. Enphase will be the Defaulting Party upon the occurrence of any of the following:
(i)Enphase fails in [*] to deliver at least [*] of Products pursuant to accepted Purchase Orders to the Origin Port within five Business Days after the Delivery Date in accordance with Delivery Lead Times (excluding any delays due to acts or omissions of SunPower or its Representatives or to Force Majeure). Upon notice to Enphase of this Event of Default, Enphase will promptly provide SunPower with a remediation plan to address late deliveries (“Late Delivery Remediation Plan”). If the proposed Late Delivery Remediation Plan is not agreeable to SunPower, the Parties will negotiate in good faith to establish a mutually agreeable Late Delivery Remediation Plan, each Party’s agreement will not be unreasonably withheld, conditioned, or delayed. If the Parties are not able to mutually agree on a Late Delivery Remediation Plan within 90 days of SunPower’s notice of this Event of Default, despite such good faith negotiations, then SunPower may, at its sole discretion, immediately terminate the MSA by written notice to Enphase;
(ii)During any [*] period (each a “Measurement Period”), the RMA rate for Defective Products that are MLPEs installed in any calendar year during the Term (the “Annual PPM”) exceeds [*] (the “RMA Threshold”) and Enphase fails to repair or replace the Defective Products within the applicable [*] cure period. At any time, the Annual PPM with respect to a given calendar year shall be calculated as units installed in that calendar year that were RMA’ed over the prior twelve (12) months, divided by the total number of units installed for that calendar year, expressed in parts per million. For example, if [*] units were installed in [*], the RMA Threshold for the [*] calendar year would be [*] units. Of the units installed in [*], if, for example, there were more than [*] RMA’ed units between [*], then Enphase has failed to meet the necessary RMA rate for the [*] calendar year. Upon notice to Enphase of this Event of Default, Enphase will promptly provide SunPower with an RMA remediation plan (“RMA Remediation Plan”). If the proposed RMA Remediation Plan is not agreeable to SunPower, the Parties will negotiate in good faith to establish a mutually agreeable RMA Remediation Plan, each Party’s agreement will not be unreasonably withheld, conditioned, or delayed. If the Parties are not able to mutually agree on an RMA Remediation Plan within [*] of SunPower’s notice of this Event of Default, despite such good faith negotiations, then SunPower may, at its sole discretion, immediately terminate the MSA by written notice to Enphase; or
(iii)Enphase becomes the subject of any proceeding under bankruptcy, receivership, insolvency or similar laws, which proceedings are not dismissed as to Enphase within thirty (30) calendar days after being instituted, provided, however that a reorganization under Chapter 11 of the U.S. Bankruptcy Code or similar proceeding will not trigger this provision.
(b)SunPower’s Default. SunPower will be the Defaulting Party upon the occurrence of any of the following:
(i)SunPower breaches the exclusivity requirements of Section 1.1 or the noncompete provisions of Section 10.5 of the APA; or
(ii)SunPower becomes the subject of any proceeding under bankruptcy, receivership, insolvency or similar laws, which proceedings are not dismissed as to SunPower within thirty (30) calendar days after being instituted, provided, however that a reorganization under Chapter 11 of the U.S. Bankruptcy Code or similar proceeding will not trigger this provision.
(c)Remedies Cumulative. The rights and remedies under this MSA are cumulative. No exercise of one right or remedy will be deemed an election, and no waiver of an Event of Default will constitute a continuing waiver.
6.3Effect of Termination.

Exhibit 10.16
(a)Upon expiration or termination of this MSA, all accrued payments owed by one Party to the other Party for Products under this MSA shall become immediately due and payable, without further notice; however, no new payment obligations will arise with respect to any activities after expiration or termination, except as provided in Section 6.3(b) below. In addition, neither termination nor expiration of this MSA will affect either Party’s rights or obligations arising under this MSA that accrued prior to such expiration or termination.
(b)For any termination of this MSA, subject to the terms of this MSA, Enphase and SunPower will honor any Order Acknowledgments that have been issued by Enphase before this MSA terminates or expires, and SunPower will pay for Products delivered pursuant to such acknowledged Purchase Orders. This MSA will continue in effect solely as to such Order Acknowledgments until the applicable Purchase Orders are fully performed.
6.4Survival. Sections 2.9, 4.1, 4.3, 4.5, 5.5, 6.5, 7.1, and Articles VIII and IX will survive any termination of this MSA.
6.5Continuity of Supply. In the event of any termination pursuant to
Section 6.2(a)(iii), Enphase will cooperate with SunPower and facilitate supply agreements between Enphase’s MLPE and Cable Products contract manufacturers and suppliers being used by Enphase to fulfill the requirements of this MSA. Enphase will also provide its MLPE and Cable Products contract manufacturers and suppliers with commercially reasonable Intellectual Property licenses to Enphase’s Intellectual Property in the Products being supplied to SunPower under this MSA as of the effective date of such termination, but only to the extent necessary to facilitate such supply agreements. SunPower will also have the right, without the requirement of a bond or other form of security, to (i) seek all necessary and appropriate injunctive relief, and (ii) seek appointment of a receiver to assume, manage, and effectuate the rights in this Section 6.5.

ARTICLE VII
CONFIDENTIALITY
7.1Confidentiality; Public Disclosure. The Parties acknowledge that they have previously executed a Non-Disclosure Agreement dated April 16, 2018 (“Confidentiality Agreement”) which shall continue in full force and effect and shall apply to all Confidential Information (as defined in that Confidentiality Agreement) disclosed by either Party in the course of the transactions contemplated pursuant this MSA. From and after the Effective Date, neither Party nor its Representatives shall, directly or indirectly, issue any press release or other public statement relating to the terms of this MSA or use the other Party’s name or refer to the other Party directly or indirectly in connection with the MSA in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party; provided, however, that (a) within ten (10) Business Days after the Effective Date, the Parties will issue a joint press release acceptable to each Party announcing the supply relationship established by this MSA, and (b) either Party may make any public disclosure as required by applicable Law or any listing agreement with any national or regional securities exchange or market upon reasonable prior notice to the other Party.
ARTICLE VIII INDEMNIFICATION AND LIMITATION OF LIABILITY
8.1Enphase Indemnity. Enphase will, at its expense, indemnify, defend and hold harmless SunPower, its Affiliates, and its and their officers, directors, employees, Representatives and agents against any and all claims, suits, losses, damages, fines, fees, penalties, defeasances, liabilities, costs, or expenses of whatever kind (including reasonable legal fees) brought by Third Parties (including System Owners) arising out of or resulting from: (a) the gross negligence or willful misconduct of Enphase or its Representatives; (b) any failure by Enphase or its Representatives to comply with any applicable Laws; (c) personal injury or death of any person or property damage, in each case to the extent caused by Defects. Under no circumstances shall Enphase enter into any settlement of a claim subject to indemnification under this Section 8.1 that involves an admission of liability, negligence or other

Exhibit 10.16
culpability of SunPower or requires SunPower to contribute to the settlement without SunPower’s prior written consent. SunPower may participate in the defense of any legal action subject to this indemnification obligation, and may retain its own counsel at its own expense.
8.2SunPower Indemnity. SunPower will, at its expense, indemnify, defend and hold harmless Enphase, its Affiliates, and its and their officers, directors, employees, Representatives and agents against any and all claims, suits, losses, damages, fines, fees, penalties, defeasances, liabilities, costs, or expenses of whatever kind (including reasonable legal fees) brought by Third Parties (including System Owners) arising out of or resulting from: (a) the gross negligence or willful misconduct of SunPower or its Representatives; (b) any failure by SunPower or its Representatives to comply with any applicable Laws; (d) the marketing, sale, or distribution of Products or AC Modules incorporating the Products by SunPower or its Representatives; (e) the installation or servicing of Products or AC Modules incorporating the Products by SunPower or its Representatives, except to the extent installation or approved RMA field repairs for Products were performed in accordance with the Enphase Documentation therefor; (f) any representations, warranties, guarantees, or other written or oral statements made by SunPower or its Representatives relating to the Products other than as expressly set forth in the Enphase Documentation; or (g) any claims against Enphase made by System Owners or other Third Parties who receive Products from SunPower, except to the extent covered by the Limited Warranty or Enphase’s indemnity set forth in Section 8.1. Under no circumstances shall SunPower enter into any settlement of a claim subject to indemnification under this Section 8.2 that involves an admission of liability, negligence or other culpability of Enphase or requires Enphase to contribute to the settlement without Enphase’s prior written consent. Enphase may participate in the defense of any legal action subject to this indemnification obligation, and may retain its own counsel at its own expense.
8.3Patent Indemnity.

(a)Enphase shall indemnify and hold harmless SunPower from any damages, losses, liabilities, costs and expenses (including reasonable legal fees) incurred by SunPower as a result of the claim of any Third Party that any Product installed after the Effective Date of this MSA infringes or misappropriates any patent, copyright, trademark, or trade secret, and shall cause such claim to be settled or defended at Enphase’s expense. SunPower shall (i) notify Enphase promptly of the receipt of any such claim, (ii) not take any position adverse to Enphase regarding such claim, and (iii) provide Enphase with information and reasonable assistance to settle and defend the claim. If, in any suit arising from such a claim, the continued use of any Products for their intended purpose is forbidden by any court, Enphase shall, at its expense, take one or more of the following actions with respect to such Products: (1) procure for SunPower the right to continue using the Products for the purpose intended, or (2) modify the Products so that they become non-infringing, (3) replace the Products with non-infringing equipment of the same or substantially similar functionality, or (4) refund to SunPower the original purchase Price, subject to straight-line depreciation.
(b)Enphase shall have no obligation for any claim of infringement or misappropriation arising from, and SunPower will indemnify Enphase for any Third-Party claim arising from: (i) Enphase’s compliance with SunPower’s requirements for non-standard functionality or features in any Products; (ii) modifications made by any Person other than Enphase; (iii) SunPower’s non-compliance with instructions and Product documentation for any Products, including the Enphase Documentation, as in effect at the time such activities were undertaken; (iv) use of Products for purposes not set forth in the Enphase Documentation, or
(v) any installations of Legacy Product alleged to infringe or misappropriate any patent, copyright, trademark, or trade secret.
(c)To the extent any claim of infringement or misappropriation by a Third Party arises from SunPower’s use or combination of Products with products, software, or services that are not provided by Enphase, Enphase’s obligation to indemnify and hold harmless SunPower from any damages, losses, liabilities, costs and expenses (including reasonable legal fees) incurred by SunPower as a result of such claim will be limited to an apportioned share that is commensurate with the relative contribution of such Products to the underlying claim of infringement or misappropriation.

Exhibit 10.16
8.4No Consequential Damages. EXCEPT FOR AMOUNTS PAYABLE PURSUANT TO SECTION 1.5 AND SECTION 2.3(B), LIABILITY FOR INDEMNIFICATION UNDER THIS ARTICLE VIII, LIABILITY FOR BREACH OF CONFIDENTIALITY OBLIGATIONS, LIABILITY FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, EACH PARTY’S LIABILITY TO THE OTHER ARISING FROM OR RELATING TO THIS MSA SHALL BE LIMITED TO DIRECT DAMAGES ONLY AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOSS OF ACTUAL OR ANTICIPATED PROFITS, REVENUES, OR DIMINUTION IN VALUE), REGARDLESS OF WHETHER ANY SUCH CLAIM ARISES OUT OF BREACH OF CONTRACT, GUARANTY OR IMPLIED WARRANTY, TORT, PRODUCT LIABILITY, INDEMNITY, CONTRIBUTION, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
8.5Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS MSA, AND IN ADDITION TO AND WITHOUT LIMITING ANY OF SUNPOWER’S PAYMENT OBLIGATIONS UNDER THIS MSA INCLUDING ANY AMOUNTS PAYABLE PURSUANT TO SECTION 1.5, SECTION 2.3(B), AND SECTION 2.6, AND EXCEPT WITH RESPECT TO INDEMNIFIED CLAIMS AND EACH PARTY’S LIABILITY FOR BREACH OF THE CONFIDENTIALITY OBLIGATIONS, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, EACH PARTY’S RESPECTIVE LIABILITY WITH RESPECT TO THIS MSA SHALL BE LIMITED TO THE PRICE PAID FOR THE PRODUCTS THAT ARE THE SUBJECT OF THE CLAIM.

ARTICLE IX
GENERAL PROVISIONS
9.1Proprietary Rights. Enphase retains ownership of all Intellectual Property Rights in the Products (including the embedded Software). The Products are offered for sale and sold on the condition in every case that, except as expressly set forth in this MSA, such sale does not convey any license, express or implied, under any Intellectual Property Right of Enphase. Enphase grants no implied licenses. Embedded Software is provided under license and is not sold, notwithstanding the use of the word “sell” in this MSA. Subject to these terms and for the duration of this MSA, Enphase grants to SunPower a non-exclusive and non-transferable license, to sublicense on a non-exclusive and non-transferable basis to (a) its installers the right to execute and use the embedded Software solely on the applicable Products in accordance with the Enphase Documentation to install and configure the Product for use with the applicable System Owner’s photovoltaic system and (b) System Owners the right to execute and use the embedded Software solely on the Products in accordance with the Enphase Documentation, for the System Owner’s own internal purposes. SunPower shall not, and shall use all reasonable efforts to ensure that no Third Party shall, reverse engineer, decompile, or disassemble the Products, or otherwise attempt to derive the source code for the embedded Software.

9.2Force Majeure.
(a)“Force Majeure” means any event (including any circumstance) that prevents or delays the performance of any obligation under this MSA and is beyond the reasonable control of the Party seeking to have its performance excused.
(b)Events that qualify as Force Majeure Events include, but are not limited to, the following: (i) flooding, lightning, landslide, earthquake, fire, explosion, epidemic, quarantine, hurricane, tornado, other natural disaster or unusual or extreme adverse weather- related events; (ii) war (declared or undeclared), riot or similar civil disturbance, acts of the public enemy (including acts of terrorism), sabotage, blockage, insurrection, revolution, expropriation or confiscation; (iii) any change in

Exhibit 10.16
Law that renders a Party unable to perform any of its obligations under this MSA without being in violation of such Law; (iv) embargoes or blockades, action by any Governmental Entity (whether or not having the effect of Law), national or regional emergency; (v) power failures, strikes, labor stoppages, and (vi) severe shortages of raw materials or devices that affect a material portion of the MLPE industry, verified by two or more of the affected raw materials or device suppliers or by an independent engineering firm; provided, however, notwithstanding the foregoing, the following events shall not constitute Force Majeure Events: (A) a Party’s failure to apply in a timely and complete manner for any necessary or required permits or approvals of any type, unless the failure is due to a Force Majeure Event; or (B) any equipment failure except if such equipment failure is due to a Force Majeure Event.
(c)Neither Party will be liable to the other Party for any failure or delay in its performance under this MSA to the extent resulting from a Force Majeure Event. The non- performing party shall use commercially reasonable efforts to provide the other Party with: (a) oral notice of the Force Majeure Event as soon as possible and no later than forty-eight (48) hours of its commencement; and (b) written notice of the Force Majeure as soon as possible and no later than three (3) Business Days of its commencement. The suspension of performance due to a claim of Force Majeure Event will be of the scope and duration required by the Force Majeure Event. The Party seeking to invoke a Force Majeure Event must be able to objectively establish the requirements of this Section 9.2 and will use commercially reasonable efforts to expeditiously mitigate and overcome the Force Majeure Event.
9.3Governing Law; Venue. This MSA and any disputes under this MSA shall be governed by and construed in accordance with the internal Laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California. The Parties consent to the exclusive jurisdiction of, and venue in, the state and federal courts in San Francisco, California for resolution of any disputes arising out of or related to the MSA.
9.4Attorneys’ Fees. If any legal action or other legal proceeding relating to this MSA is brought against any Party, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

9.5Notices. All notices and communications under this Agreement shall be in writing and shall be deemed to have been duly given and made (a) when served by personal delivery upon the Party for whom it is intended, (b) upon receipt when delivered by courier service, or (c) on the date sent by e-mail (with confirmation of receipt, such as by the “return receipt requested” function, as available, express email response or other express written acknowledgment). Notices and communications and confirmations to the Parties shall be sent to the addresses set forth below, unless another address has been specified in writing by such Party in a notice delivered under this Section 9.5:

Exhibit 10.16

If to Enphase:	Copy to:

Enphase Energy, Inc.	Enphase Energy, Inc.

1420 N. McDowell Blvd.	1420 N. McDowell Blvd.

Petaluma, CA 94954	Petaluma, CA 94954

Email: bkothandaraman@enphaseenergy.com	Email: legal@enphaseenergy.com

Attention: Badrinarayanan Kothandaraman,	Attention: General Counsel

President and Chief Executive Officer	and

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019-9710

Email: michael.penney@arnoldporter.com

Attention: Michael Penney

If to SunPower:	Copy to:

SunPower Corporation	Duane Morris LLP

77 Rio Robles	7500 Rialto Boulevard

San Jose, CA 95134	Building 1, Suite 230

Email: legalnoticesunpower@sunpower.com	Austin, TX 78735-8560

Attention: General Counsel	Email: bthompson@duanemorris.com

9.6        Relationship of the Parties. The relationship of SunPower and Enphase established by this MSA is that of independent contractors. Nothing in this MSA shall be construed to create a form of joint employer, joint venture, partnership, or similar relationship between the Parties. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.
9.7        Dispute Resolution. In the event of any dispute arising under this MSA, within ten (10) days following the receipt of a written notice from either Party identifying such dispute, the Parties shall meet (either in person or by teleconference), negotiate and attempt, in good faith, to resolve the dispute quickly, informally and inexpensively. If the Parties are unable to resolve a dispute within thirty (30) days after notice of the dispute, either Party may seek all remedies available to it at Law; provided that this Section 9.7 shall not limit either Party’s right to seek injunctive relief at any time as may be appropriate under applicable Law.
9.8Successors and Assigns; Parties In Interest.
(a)This MSA shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Exhibit 10.16
(b)Except for the rights of any Indemnified Parties arising under Article VIII, this MSA shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified in this MSA, their respective Affiliates.
(c)No Party may assign either this MSA or any of its rights, interests, or obligations under this MSA without the prior written approval of the other Party, which written approval shall not be unreasonably withheld or delayed. This MSA, and all rights, interests and obligations under this MSA, may be assigned without such consent (i) to a wholly-owned subsidiary of Enphase so long as Enphase remains liable, (ii) to any entity that acquires substantially all of the Enphase’s business or assets so long as the acquirer assumes all of the Enphase’s obligations under this MSA or (iii) as collateral under any security interest in the Enphase’s assets.
9.9Remedies Cumulative; Specific Performance. The Parties agree that: (a) in the event of any breach or threatened breach by a Party of any covenant, obligation or other provision set forth in this MSA, the other Party shall be entitled (in addition to any other remedy that may be available to it) to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) neither Party nor any other Indemnified Party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.
9.10Severability. Any term or provision of this MSA that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this MSA or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this MSA is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this MSA shall be enforceable as so modified.
9.11Entire Agreement; Interpretation. The MSA, the APA, and the Confidentiality Agreement constitute the entire understanding between the Parties concerning their subject matter and supersede all prior discussions, agreements, understandings, and representations, including the conflicting terms of any Purchase Order or other document, whether oral or written and whether or not executed by either Party. No modification, amendment or other change may be made to this MSA unless in writing and executed by an authorized Representative of each Party. The headings in this MSA are for reference only and shall not affect interpretation of the MSA. Consents and approvals hereunder shall not be unreasonably withheld, conditioned or delayed.
9.12Counterparts. This MSA may be executed in two or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same agreement. The exchange of a fully executed MSA (in counterparts or otherwise) by electronic transmission or .pdf format shall be sufficient to bind the Parties to the terms of this MSA.

SunPower Corporation	Enphase Energy, Inc.

By: /s/ Manavendra S. Sai	By: /s/ Eric Branderiz

Name: Manavendra S. Sai	Name: Eric Branderiz

Title: Executive Vice President and Chief Financial Officer	Title: Chief Financial Officer

Exhibit 10.16
EXHIBIT A
Products

MLPEs

[*]

Cables

[*]

Semiconductor Chips

[*]

Exhibit 10.16
EXHIBIT B
Pricing
The table below sets forth pricing on a $US/unit per module basis for single-phase grid-tied MLPE Products only and includes standard wiring Cable Products for portrait mode installations (“Base Price”):

Year	Pricing ($ USD)
2018	[*]
2019	[*]
2020	[*]
2021	[*]
2022	[*]
2023	[*]
The Base Price shall be in accordance with FOB (Incoterms 2010) and apply to the MLPE Products and portrait AC Cable Products. The Base Price shall take effect on January 1 of each respective year and shall be applicable to any Purchase Order of any Product (as of the Effective Date) or Next Gen Product. The Base Price includes: (a) the MLPE Product; and (b) standard wiring Cable Product for portrait mode installations.
The Base Price for MLPE Products with landscape AC Cable Products shall be higher. For 2018, MLPE Products with landscape AC Cable Products would be priced [*] more per unit than the Base Price for units with portrait AC Cable, declining [*] a year thereafter. The Base Price excludes accessories such as jumper cables, connectors, special mounting hardware, etc., that are not part of Enphase’s standard product offering.
Volume-Based Price Adjustment
In addition, for any volume ordered in a given calendar year in excess of [*] MLPE Products (the “Volume-Based Price Reduction Hurdle”), SunPower shall receive a price discount of [*] per MLPE Product (the “Volume-Based Price Adjustment”) compared to the Base Price in the given calendar year described above. Such Volume-Based Price Adjustment shall only apply to those units above the Volume-Based Price Reduction Hurdle.
For avoidance of doubt, if SunPower orders [*] MLPE Products in calendar year [*], then the first [*] MLPE Products shall have a Base Price of [*] and the incremental [*] MLPE Products above the Volume-Based Price Reduction Hurdle shall have a price of [*] reflecting the Base Price of [*] and the [*] Volume-Based Price Adjustment.
Semiconductor Chips Pricing

[*]
Miscellaneous Accessories Pricing
Miscellaneous Accessories such as cable terminators, sealing cap, disconnect tool, field wireables and clips are not Products under the MSA and, accordingly, are not included in the pricing or forecasts under the MSA. These are standard Enphase components and can be ordered as required by SunPower on such terms as Enphase makes them generally commercially available for purchase from time to time, at the pricing set forth in this paragraph. In [*], the price of each Miscellaneous Accessory will [*] less than [*]. For each calendar year thereafter during the Term, the price of each Miscellaneous Accessory for purchases made within such calendar year will be [*] less [*]. These discounts represent the minimum discounts for Miscellaneous Accessories. The Parties shall negotiate in good faith regarding potential further discounts for Miscellaneous Accessories pricing during the Term of this MSA.

Exhibit 10.16
Most Favored Pricing
In addition to the above, in calendar years [*], Enphase agrees to provide SunPower the most favored pricing provided by Enphase for sales to Third Parties in [*] of the same or lesser volumes of the same or substantially similar Products from Enphase on substantially similar terms and conditions in such calendar years for use in the residential markets of [*]. In the event that during [*], Enphase sells a Product to any Third Party in [*] purchasing the same or lesser volumes of such Product on substantially similar terms and conditions in such calendar year for use in the residential markets of [*] at a purchase price that is less than the Base Price, then commencing as of the date such more favorable price is first made available to such Third Party for such volumes and continuing for so long as such pricing remains in effect and SunPower continues to purchase the same or greater volumes of such Product, SunPower’s price shall be reduced to the price payable by such Third Party. If SunPower had purchased any Product following the date such more favorable price was made available to such Third Party at a higher price, Enphase will reimburse SunPower the difference between the price paid by SunPower and this more favorable price for all Products purchased after the more favorable price is made available to such Third Party.
The Volume-Based Price Adjustment shall apply irrespective of whether the pricing mechanism in calendar years [*] is at the fixed price or most-favored pricing as defined in this MSA. For avoidance of doubt, if SunPower orders [*] MLPE Products in calendar year [*], and Enphase had been selling the Product to a Third Party for [*], then the first [*] MLPE Products shall have a Base Price of [*] and the incremental [*] MLPE Products above the Volume-Based Price Reduction Hurdle shall have a price of [*] reflecting the most-favored pricing adjusted Price of [*] and the [*] Volume-Based Price Adjustment.

Exhibit 10.16
EXHIBIT C
Product Roadmap
Product Performance Requirements

[*]

Detailed Specifications
[*]
Product Certification Requirements

[*]

Exhibit 10.16
Exhibit D

[*]
The table below provides SunPower’s best-faith, non-binding estimate as of the Effective Date of this MSA for its anticipated annual MLPE Product purchases from Enphase during [*].
[*]

Exhibit 10.16

EXHIBIT E
Form of Purchase Order

SUNPOWER®

SunPower Corporation
SunPower Corporation
77 Rio Robles
San Jose CA 95134
United States

SUPPLIER

PURCHASE ORDER

Ship To	P.O. Number	Buyer

Order Date	Change Date	Revision Number
		0

This PO Number must appear on all packages, invoices and shipping documents related to this order.

SHIP TO

BILL TO

SunPower Corporation
Email invoices to: invoice-US@sunpowercorp.com
PO Box 3821
Sunnyvale, CA 94088-3821
United States

Payment Terms	Shipping Method	Shipping Terms	Currency
NET xx			USD

Line	Internal P/N	Rev	Supplier P/N	Onsite Due Date	Quantity	UOM	Unit Price	Ext. Price
1					1	EA	1	0.00

Description: Blank PO - Sample

Remarks:

Order Total:	0.00

SunPower Corporation
Proprietary and Confidential

Purchase Order No. [____]

Page 1 of 2

Exhibit 10.16

SUNPOWER®

SunPower Corporation
SunPower Corporation
77 Rio Robles
San Jose CA 95134
United States

Purchase Order Acknowledgment/Confirmation Requirements:

- The Supplier's full, legal company name is accurate on this Purchase Order (PO).
- All terms are correct. And this PO and the invoice match perfectly.
- All Invoice Line Item information is correct and matches the PO Line Item information exactly.

Invoice Requirements:

- All invoices must reference a valid PO number on the invoice.
- Electronic invoice submission ***must use unique file names.*** Duplicate file names are rejected.
- Invoices received without referencing a valid PO number will be rejected without investigation.
- Invoices WILL NOT be paid against closed POs. For questions on PO status, contact your buyer.
- Invoices must be submitted to the specific "Bill-To" address on the PO.

Advanced Shipping Notification (ASN) Documentation Requirements:

- ASN must be submitted to Buyer and Logistics Staff prior to physically receiving goods.
- ASN must reference a valid PO number and match the PO Line Item information exactly.
- Packing Slips must include valid SunPower Part Numbers, when referenced on the PO.

Receiving Documentation Requirements:

- Packing slips & goods must be received at a SunPower Receiving dock/Project Site.
- Packing Slip must have a valid PO number and must match the PO exactly.
- Packing Slip must include valid SunPower Part Numbers, when referenced on the PO.

SunPower Payment Terms:

Payment terms are calculated from the later of the material receipt date or receipt of the original invoice.

Invoice Questions and Answers:

Your point of contact for answering invoice questions is the SunPower Buyer originating the PO.

Authorized Signature
This P.O. Electronically Signed

SunPower Corporation
Proprietary and Confidential

Purchase Order No. [____]

Page 2 of 2

Exhibit 10.16
EXHIBIT G
Limited Warranty & Warranty Services
As of the Effective Date, the Limited Warranty for various jurisdictions can be found at the following URL: www.enphase.com/en-us/warranties

Exhibit 10.16

EXHIBIT H
Quality Plan
1.GENERAL QUALITY REQUIREMENTS.
1.1Adherence to Specifications. All Purchase Orders will reference a part number and a revision number. If Enphase does not have a part drawing of the part revision specified in the Purchase Order, it is the responsibility of Enphase to request drawings and specifications of the referenced revision. If Enphase identifies any ambiguity or contradiction in the specification or part drawing, it is the responsibility of Enphase to inform SunPower of the ambiguity or contradiction, and to resolve such issue prior to production.
1.2Product Non-Conformance. If SunPower identifies Nonconforming Products, SunPower will issue a Non-Conformance Report (“NCR”). Enphase must respond to SunPower within 48 hours to such NCR. Enphase is obligated, at its own expense, to complete a thorough RCCA, using 8D or similar methodology, to identify the cause of such Defect. Enphase is obligated to identify and execute reasonable corrective and preventative actions to eliminate the reoccurrence of such Defect. In the event of any Nonconformity, SunPower, at its sole discretion, may direct Enphase to stop shipments and/or manufacturing and conduct inspection and testing at Enphase’s expense to ensure conformance.
1.3Quality Assurance. Enphase will follow its manufacturing and quality processes with the goal to produce Products that meet quality standards that meet the RMA Threshold. The performance targets for Products will be identified in the Product Specifications. If these quality levels are not maintained, SunPower reserves the right to require Enphase to implement corrective actions that include, but are not limited to, additional manufacturing processes, screens, tests, etc. Enphase will bear the cost of such corrective actions if the failure to maintain such levels arises or results from a Defect.
1.4Quality Control Plan. Enphase will adhere to their Quality Manuel (EQA-00001) for ensuring the quality of Products.
1.5Supplier Management. Enphase will adhere to their Supplier Quality Manual (SQA- 0001) Enphase will provide, and use commercially reasonable efforts to obtain from its Third Party contract manufacturers for the Products, detailed quality control plans that include all quality controls for each manufacturing process.
1.6Reliability Monitoring Program. Enphase will adhere to their Ongoing Reliability Test Process (HPV-00023).
1.7Traceability and Lot Control. Enphase will maintain complete traceability by Product to all components and material incorporated into such Product, for both serialized and non-serialized materials and components. Enphase will maintain suitable records to correlate a specific Product lot or Product serial number to a specific material, component or sub-assembly, lot and serial number. All Product supplied to SunPower must be identified by a lot number and, if serialized, by serial number.

1.8Material Certifications. Enphase will provide SunPower as requested material certifications (as applicable), and mill certificates, containing a material’s mechanical and chemical properties and inspection and test data, as specified in control plans with each shipment.
1.9Record-Keeping. All quality records must be kept by Enphase for a period of no less than ten (10) years, and will be provided to SunPower upon its written request within 7 days of such request.
1.10Root Cause and Corrective Action. Enphase will drive a system of corrective and preventative action using 8D or similar methodology. Enphase will provide SunPower with documentation of

Exhibit 10.16
such remediation activities upon SunPower’s request. Enphase will respond to SunPower’s NCRs, 8D/CAPA and FA requests within 24 hours of those requests, and will develop a containment response within 72 hours of those requests. Within seven (7) calendar days of SunPower’s request, Enphase will generate and deliver to SunPower, a detailed RCCA plan. Enphase will log all actions in 3WIs format and meet either in person or via telephone conference with SunPower as often as SunPower reasonably requests to ensure that the cause of the Nonconformity is eliminated
1.11ISO9000. Enphase’s Quality Control Plan will meet the minimum standards set forth under ISO 9000 International Organization for Standardization Quality Standards.
1.12Process Change Notification. Enphase will provide notice to SunPower prior to any major or critical change in the manufacturing or assembly process of a Product.

1.13Production Part Approval Process (PPAP). Enphase will meet the requirements of a Production Part Approval Process (PPAP) template, the form of which will be mutually-agreed by Enphase and SunPower.

Exhibit 10.16

EXHIBIT I
Product Data
Enphase will provide an API so that data can be extracted from their data base. Data that will be provided are:

[*]

Exhibit 10.16

EXHIBIT J
Product Qualification

MLPE Products will be deemed qualified when Enphase and SunPower have successfully completed qualification tests. “Successful completion” is defined as [*]. Enphase shall provide documentation of its test program and test results.

Tests to be Conducted by Enphase
Test	Parameters	Sample Size
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Tests to be Conducted by SunPower
Test	Parameters	Sample Size
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

[*]